Exhibit 10.23

SHARE REPURCHASE AGREEMENT

among

AERCAP HOLDINGS N.V.,

AERCAP GLOBAL AVIATION TRUST,

THE GUARANTORS NAMED HEREIN,

AMERICAN INTERNATIONAL GROUP, INC.

and

AIG CAPITAL CORPORATION

Dated as of June 1, 2015

i

ii

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is entered into as of June 1, 2015 by and among AerCap Holdings N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (and any successor in interest thereto, “AerCap”), AerCap Global Aviation Trust, a statutory trust organized under the laws of Delaware (and any successor in interest thereto, the “Issuer”), the other Guarantors (as defined in Article 1), American International Group, Inc., a Delaware corporation (and any successor in interest thereto, the “Seller”) and, solely in respect of Section 7.1 and Articles 9 and 10 hereof, AIG Capital Corporation, a Delaware corporation (and any successor in interest thereto, “AIGCC”) (collectively, the “Parties,” and each a “Party”).

W I T N E S S E T H:

WHEREAS, the Seller owns 97,560,976 ordinary shares of AerCap, each having a nominal value of EUR 0.01 per share (the “AerCap Shares”);

WHEREAS, the Seller and AerCap intend to commence an underwritten public offering pursuant to which the Seller will offer and sell not less than 35,000,000 AerCap Shares held by the Seller (the “Underwritten Shares”) pursuant to a registration statement filed with the Commission on March 31, 2015, and a prospectus supplement to be filed with the Commission on or about June 2, 2015 (the “Offering”), subject to market conditions;

WHEREAS, the Seller desires to sell to AerCap, and AerCap desires to repurchase from the Seller, the Repurchase Shares, such sale and repurchase to be upon the terms and subject to the conditions set forth in this Agreement (the “Repurchase”);

WHEREAS, in connection with the Repurchase, AerCap desires to cause the Issuer to issue, and the Seller desires to accept, 6.50% Fixed-to-Floating Rate Junior Subordinated Notes due 2045 issued by the Issuer in the aggregate principal amount of $500,000,000 (the “Notes”), upon the terms and subject to the conditions set forth in this Agreement (the “Notes Issuance”), which aggregate principal amount will comprise a portion of the Purchase Price payable by AerCap for the Repurchase Shares; and

WHEREAS, in connection with the foregoing, AerCap, the Seller and AIGCC wish to waive or amend certain provisions of the Registration Rights Agreement and the Shareholders’ Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                    Certain Terms.  Whenever used in this Agreement, the following terms shall have the respective meanings given to them below:

“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority.

“AerCap” has the meaning set forth in the Preamble.

“AerCap Aviation” means AerCap Aviation Solutions B.V., a private limited liability company organized under the laws of the Netherlands, and any successor in interest thereto.

“AerCap Ireland Capital” means AerCap Ireland Capital Limited, a private limited company incorporated under the laws of Ireland, and any successor in interest thereto.

“AerCap Shares” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that at the time of determination, directly or indirectly, controls, is controlled by or is under common control with such Person.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, that, for the purposes of this Agreement, neither AerCap, on the one hand, nor the Seller, on the other hand, shall be deemed to be an Affiliate of one another.

“Agreement” has the meaning set forth in the Preamble.

“AIGCC” has the meaning set forth in the Preamble.

“Arbitral Tribunal” has the meaning set forth in Section 10.7(b).

“Arbitration Confidential Information” has the meaning set forth in Section 10.7(f).

“Arbitration Request” has the meaning set forth in Section 10.7(c).

“Bankruptcy Exception” means applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other Laws relating to or affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are required or authorized to close in Amsterdam, Dublin and New York City.

“Claimant(s)” has the meaning set forth in Section 10.7(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Commission” means the U.S. Securities and Exchange Commission.

“Correspondence” has the meaning set forth in Section 10.7(c).

“Deed of Transfer” means the private deed of transfer in form and substance reasonably acceptable to the Seller and AerCap, to be dated the Closing Date, between the Seller and AerCap relating to the transfer by the Seller of the Repurchase Shares to AerCap.

“DTC” means The Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Notes” has the meaning set forth in Section 3.2.

“Governmental Approval” has the meaning set forth in Section 4.4.

“Governmental Authority” means any federal, state, provincial or local domestic or foreign governmental, legislative, judicial, administrative, arbitral or regulatory or self-regulatory authority, agency, commission, body, court or entity.

“Guarantees” means the irrevocable and unconditional guarantee of the Notes by the Guarantors in accordance with the Indenture.

“Guarantors” means AerCap, AerCap Aviation, AerCap Ireland Capital, AerCap Ireland Limited, a private limited company incorporated under the laws of Ireland, International Lease Finance Corporation, a California corporation, and AerCap U.S. Global Aviation LLC, a Delaware limited liability company, and, in each case, any successor in interest thereto.

“ICC” has the meaning set forth in Section 10.7(b).

“ICC Court” has the meaning set forth in Section 10.7(c).

“Indenture” means the indenture governing the Notes, to be dated the Closing Date, among the Issuer, the Guarantors and the Trustee.

“Issuer” has the meaning set forth in the Preamble.

“Law” means any federal, state, provincial or local, domestic or foreign law, statute, legislation, code, treaty, ordinance, or common law or any rule, regulation, Order, agency requirement or other requirement or rule of law of any Governmental Authority.

“Lien” means any pledge, option, mortgage, deed of trust, power of sale, retention of title, right of first refusal, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or proxy, warrant or convertible or exchangeable security, or any other right or claim of any third party (including any voting, profit, preemptive, subscription, call or similar right of any third party), or any agreement, arrangement or obligation to create any of the foregoing.

“Notes” has the meaning set forth in the Recitals.

“Notes Issuance” has the meaning set forth in the Recitals.

“Notes Registration Rights Agreement” means the registration rights agreement, to be dated the Closing Date, among the Seller, the Issuer and the Guarantors, relating to the Notes.

“Offering” has the meaning set forth in the Recitals.

“Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered or issued by or with any Governmental Authority.

“Organizational Document” means any charter, certificate or deed of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Purchase Price” has the meaning set forth in Section 2.3.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 14, 2014, between AerCap and the Seller.

“Representatives” of a Person means the directors, officers, employees, advisors, agents, stockholders, members, partners, principals, consultants, accountants, counsel, investment bankers or other representatives of such Person and of such Person’s Affiliates.

“Repurchase” has the meaning set forth in the Recitals.

“Repurchase Shares” means the number of AerCap Shares to be sold by the Seller to AerCap hereunder, which shall equal the quotient of (rounded up to the next whole share) (a) $750,000,000 and (b) the least of (i) the Underwriters’ Price (provided that, to the extent that any AerCap Shares are sold by the Seller to a Person other than the underwriters in the Offering or AerCap in the Share Repurchase on the Closing Date at a price per share that is less than the Underwriters’ Price, such lower price per AerCap Share shall be used for purposes of this calculation), (ii) 104% of the last closing price of AerCap Shares, as reported on the New York Stock Exchange, prior to the time at which the first public announcement concerning the Offering is made by the Company, and (iii) 110% of the opening price of AerCap Shares on the date of this Agreement, as reported on the New York Stock Exchange.

“Respondent(s)” has the meaning set forth in Section 10.7(c).

“Revolving Credit Agreement” means the $1,000,000,000 Five-Year Revolving Credit Agreement, dated as of December 16, 2013, among AerCap, AerCap Ireland Capital, the subsidiary guarantors listed therein, the Seller as lender and the Seller as administrative agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of May 14, 2014, between AerCap, AIGCC and the Seller.

“Subsidiary” in respect of a Person, means any corporation, partnership, joint venture, trust, limited liability company, unincorporated association or other entity in respect of which such Person: (w) is entitled to more than 50% of the interest in the capital or profits; (x) holds or controls a majority of the voting securities or other voting interests; (y) has rights via holdings of debt or other contract rights that are sufficient for control and consolidation for purposes of generally accepted accounting principles in the United States; or (z) has the right to appoint or elect a majority of the board of directors or Persons performing similar functions.

“Taxes” means all federal, state, local or foreign taxes, charges, imposts, levies, fees or assessments of any kind whatsoever (including interest, penalties, fines, additions to tax or additional amounts with respect thereto) imposed by any Governmental Authority.

“Termination Date” means June 15, 2015.

“Trustee” means Deutsche Bank Trust Company Americas.

“Underwritten Shares” has the meaning set forth in the Recitals.

“Underwriters’ Price” means the purchase price per AerCap Share to be paid by the underwriters to the Seller in the Offering.

Section 1.2                                    Terms Generally.

(a)                                 The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.

(b)                                 All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require.

(c)                                  All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.

(d)                                 All references herein to a Person are also to its successors and permitted assigns.

(e)                                  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(f)                                   The definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(g)                                  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(h)                                 Except as otherwise expressly provided herein, all references to “$” shall be deemed references to the lawful money of the United States of America.

ARTICLE 2
REPURCHASE AND SALE OF THE REPURCHASE SHARES; CLOSING

Section 2.1                                    Repurchase and Sale of the Repurchase Shares.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, AerCap shall repurchase, acquire and accept from the Seller, and the Seller shall sell, assign, transfer, convey and deliver to AerCap, free and clear of all Liens, the Repurchase Shares, including the Seller’s right, title and interest in and to the Repurchase Shares and all rights attached thereto.

Section 2.2                                    Closing.  Unless this Agreement shall have been earlier terminated pursuant to Article 9 and subject to the satisfaction or waiver of each of the conditions to the Closing set forth in Article 8, the closing of the Repurchase and the Notes Issuance (the “Closing”) shall take place immediately prior to, and upon the same day as, the closing of the sale of the Underwritten Shares at the offices of counsel to the underwriters for the Offering, or at such other time and place as AerCap and the Seller may mutually agree upon in writing (the “Closing Date”).

Section 2.3                                    Purchase Price.

(a)                                 At the Closing, upon the terms and subject to the conditions set forth in this Agreement, (i) AerCap shall pay to the Seller $250,000,000 in cash, by wire transfer of immediately available funds, and (ii) AerCap shall cause the Issuer to issue, and the Issuer shall issue, to the Seller Notes in aggregate principal amount equal to $500,000,000 (collectively, the “Purchase Price”) in accordance with the terms of this Agreement and the Indenture.

(b)                                 AerCap shall pay the Purchase Price free and clear of, and without withholding or deduction for, any Taxes imposed by any non-U.S. jurisdiction or taxing authority. If any such withholding or deduction of Taxes is required, the amount of cash payable by AerCap to the Seller under Section 2.3(a)(i) shall be increased in an amount sufficient to ensure that the Seller receives the amount of the Purchase Price the Seller would have received had there been no such withholding or deduction, and AerCap shall duly and timely pay to the appropriate taxing authorities any Taxes so withheld or deducted.  For the avoidance of doubt, AerCap shall duly and timely pay to the Netherlands taxing authority such amount as is required to satisfy any Tax imposed on or with respect to the payment of the Purchase Price pursuant to the relevant Netherlands dividend withholding tax law.

Section 2.4                                    Closing Deliverables.  At the Closing:

(a)                                 the Seller shall deliver, or cause to be delivered, the following documents and deliverables to AerCap (each in form and substance reasonably acceptable to AerCap and its legal counsel):

(i)                                     the Deed of Transfer, executed by the Seller;

(ii)                                  stock powers duly endorsed in blank or other proper instruments of assignment duly endorsed in blank, in proper form for transfer;

(iii)                               a receipt duly executed by an authorized executive officer of the Seller evidencing receipt by the Seller of payment, and delivery by AerCap, of the Purchase Price;

(iv)                              a copy, certified as of the Closing Date by an authorized executive officer of the Seller, of the resolutions (or an extract thereof) of the Seller’s board of directors or an authorized committee of the Seller, authorizing the execution and delivery of this Agreement, the consummation of the Repurchase and the purchase of the Notes; and

(v)                                 the certificate of an authorized executive officer of the Seller required to be delivered by the Seller pursuant to Section 8.2(c).

(b)                                 AerCap shall deliver, or cause to be delivered, the following documents and deliverables to the Seller (each in form and substance reasonably acceptable to the Seller and its legal counsel):

(i)                                     cash equal to $250,000,000, by wire transfer of immediately available funds, to an account or accounts specified at least two Business Days prior to the Closing Date by the Seller in writing;

(ii)                                  the Deed of Transfer, executed by AerCap, and any other required instruments of assignment or transfer;

(iii)                               a receipt duly executed by an authorized executive officer of AerCap evidencing receipt by AerCap of the Repurchase Shares by book-entry transfer;

(iv)                              the Notes in accordance with Article 3;

(v)                                 a copy, certified as of the Closing Date by an authorized executive officer of AerCap, of the resolutions (or an extract thereof) of the board of directors or an authorized committee of each of the Issuer and the Guarantors authorizing the execution and delivery of this Agreement, the consummation of the Repurchase and the Notes Issuance; and

(vi)                              the certificate of authorized executive officers of the Issuer and the Guarantors required to be delivered by the Issuer and the Guarantors pursuant to Section 8.3(c).

(c)                                  Each of AerCap and the Seller shall execute and deliver, or cause to be executed and delivered, such other instruments or documents as they agree may be reasonably necessary to consummate and give effect to the Repurchase and the Notes Issuance.

ARTICLE 3
NOTES ISSUANCE

Section 3.1                                    Notes Issuance.  The Issuer and the Guarantors hereby agree, on the basis of the representations, warranties and agreements of the Seller contained herein and subject to the conditions set forth herein, to issue to the Seller and, upon the basis of the representations, warranties and agreements of the Issuer and the Guarantors herein contained and subject to the conditions set forth herein, the Seller agrees to accept from the Issuer as part of the Purchase Price the Notes.

Section 3.2                                    Form of Delivery.  The Notes will be represented by one or more definitive global notes (the “Global Notes”) in book-entry form which will be deposited by or on behalf of the Issuer with DTC or its designated custodian, or by certificated definitive securities.  The Notes will be registered, in the case of the Global Notes, in the name of Cede & Co. as nominee of DTC, and in the other cases, in such names and in such denominations as the Seller shall request prior to 3:00 P.M., New York City time, on the second Business Day preceding the Closing Date.  The Notes to be delivered to the Seller shall be made available to the Seller in New York City not later than 3:00 P.M., New York City time, on the Business Day next preceding the Closing Date.

Section 3.3                                    Securities Eligibility.  The Issuer and the Guarantors will use their commercially reasonable efforts to permit the Notes to be eligible for clearance and settlement through DTC and to obtain CUSIP/ISIN identification numbers issued by Standard & Poor’s CUSIP Service Bureau for the Notes.

Section 3.4                                    No Additional Sales.  During the period of one year after the Closing Date, the Issuer and the Guarantors will not, and will not permit any of their Affiliates to, sell any of the Notes that constitute “restricted securities” under Rule 144 of the Securities Act that have been acquired by them.

Section 3.5                                    Listing.  The Issuer and Guarantors covenant to use their commercially reasonable efforts to list the Notes on the Irish Stock Exchange no later than the first initial interest payment date for the Notes and to maintain such listing on the Irish Stock Exchange or another recognized stock exchange, as defined under the Irish Tax Consolidation Act, for a period of not less than seven years from the Closing Date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Issuer and the Guarantors as of the date hereof and as of the Closing Date as follows:

Section 4.1                                    Organization and Standing.  Each of the Seller and AIGCC is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2                                    Authorization.  Each of the Seller and AIGCC has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder and, in the case of the Seller, to consummate the Repurchase and the Notes Issuance.  The execution and delivery of this Agreement and, in the case of the Seller, the consummation of the Repurchase and the Notes Issuance have been duly and validly authorized and approved by all requisite corporate action on the part of the Seller and AIGCC.

Section 4.3                                    Enforceability.  This Agreement has been duly and validly executed and delivered by the Seller and AIGCC and, assuming the due authorization, execution and delivery of this Agreement by the Issuer and the Guarantors, this Agreement constitutes a valid and binding obligation of the Seller and AIGCC, enforceable against the Seller and AIGCC in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.4                                    No Consents.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or prior notice to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Seller, AIGCC or any of their Affiliates in connection with the execution and delivery of this Agreement and the consummation by the Seller and AIGCC of the transactions contemplated hereby, except (i) any pre-Closing or post-Closing filings that may be required to be made under the Securities Act or the Exchange Act and (ii) such other Governmental Approvals the failure of which to make or obtain would not prevent, enjoin or materially delay the consummation of the Repurchase or the Notes Issuance.

Section 4.5                                    No Conflicts.  The execution, delivery and performance by the Seller of this Agreement and compliance by the Seller and AIGCC with the terms hereof and the consummation by the Seller and AIGCC of the transactions contemplated hereby will not (i) violate or conflict with, or result in a breach of, any Organizational Document of the Seller, AIGCC or any of their Affiliates, (ii) violate or conflict with any Law to which the Seller, AIGCC or any of their Affiliates is subject or bound, which violations or conflicts would prevent, enjoin or materially delay the consummation of the Repurchase or the Notes Issuance, or (iii) result in a violation or breach of any provision of, or constitute (with or without the giving of notice or the lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under any material agreement, undertaking, commitment or obligation to which the Seller, AIGCC or any of their Affiliates is a party, or by which any of their respective assets or properties are subject or bound, which violations, breaches, defaults, terminations, cancellations or accelerations would prevent, enjoin or materially delay the consummation of the Repurchase or the Notes Issuance.

Section 4.6                                    Title to the Repurchase Shares.  The Seller owns, beneficially and of record, and has good and valid title in and to, the Repurchase Shares.  At the Closing, the Seller shall deliver to AerCap good and valid title to the Repurchase Shares, free and clear of all Liens.

Section 4.7                                    No Registration.

(a)                                 The Seller acknowledges that the Notes Issuance (including the issuance of the Guarantees) has not been registered under the Securities Act, that the Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Notes cannot be offered, sold, pledged or otherwise transferred unless they are registered under the Securities Act or are transferred in a transaction exempt from, or not subject to, registration under the Securities Act.

(b)                                 The Seller is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act and an accredited investor within the meaning of Rule 501(a) under the Securities Act.

(c)                                  The Seller is acquiring the Notes for its own account and for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the Notes may be transferred in whole or in part at any time between or among the Seller or any Subsidiary of the Seller.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE GUARANTORS

The Issuer and the Guarantors hereby represent and warrant, jointly and severally, to the Seller as of the date hereof and as of the Closing Date as follows:

Section 5.1                                    Organization and Standing.  Each of the Issuer and the Guarantors has been duly organized and is validly existing and in good standing (where such concept is legally recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization.

Section 5.2                                    Authorization.

(a)                                 The Issuer and the Guarantors have all requisite corporate or other organizational power (as applicable) and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder and to consummate the Repurchase and the Notes Issuance, as the case may be.  The execution and delivery of this Agreement and the consummation of the Repurchase and the Notes Issuance have been duly and validly authorized and approved by all requisite corporate or other organizational (as applicable) action on the part of the Issuer and the Guarantors, as the case may be.

(b)                                 The Issuer and the Guarantors have all requisite corporate or other organizational power (as applicable) and authority to execute and deliver, and to perform their respective obligations under, the Indenture, the Notes, the Guarantees and the Notes Registration Rights Agreement, as the case may be.  The execution and delivery of the Indenture (including each Guarantee set forth therein), the Notes and the Notes Registration Rights Agreement have been duly and validly authorized and approved by all requisite corporate or other organizational (as applicable) action on the part of the Issuer and the Guarantors, as the case may be.

Section 5.3                                    Enforceability.

(a)                                 This Agreement has been duly and validly executed and delivered by the Issuer and the Guarantors and, assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes a valid and binding obligation of the Issuer and the Guarantors, enforceable against the Issuer and the Guarantors in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception.

(b)                                 The Indenture (including each Guarantee set forth therein) has been duly authorized by each of the Issuer and the Guarantors and, when duly executed and delivered in accordance with its terms by the parties thereto, will constitute a valid and binding obligation of the Issuer and the Guarantors, enforceable against the Issuer and the Guarantors in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception.

(c)                                  The Notes have been duly authorized by the Issuer and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, except as enforceability may be limited by the Bankruptcy Exceptions, and will be entitled to the benefits of the Indenture.

(d)                                 The Notes Registration Rights Agreement has been duly authorized by the Issuer and the Guarantors and, when duly executed and delivered in accordance with its terms by the parties thereto, will constitute a valid and binding obligation of the Issuer and the Guarantors enforceable against the Issuer and the Guarantors in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception and except to the extent indemnification provisions therein may be limited by applicable Law.

Section 5.4                                    No Consents.  No Governmental Approval is required on the part of the Issuer, the Guarantors or any of their Affiliates in connection with the execution and delivery of this Agreement, the Indenture, the Notes, the Guarantees or the Notes Registration Rights Agreement or in connection with the consummation by the Issuer or the Guarantors of the transactions contemplated hereby or thereby, except (i) any pre-Closing or post-Closing filings that may be required to be made under the Securities Act or the Exchange Act and (ii) such other Governmental Approvals the failure of which to make or obtain would not prevent, enjoin or materially delay the consummation of the Repurchase or the Notes Issuance.

Section 5.5                                    No Conflicts.  The execution, delivery and performance by the Issuer and the Guarantors of this Agreement, the Indenture, the Notes, the Guarantees and the Notes Registration Rights Agreement and compliance by the Issuer and the Guarantors with the terms thereof, as the case may be, and the consummation by the Issuer and the Guarantors of the transactions contemplated hereby or thereby will not (i) violate or conflict with, or result in a breach of, any Organizational Document of the Issuer, the Guarantors or any of their Affiliates, (ii) violate or conflict with any Law to which the Issuer, the Guarantors or any of their Affiliates is subject or bound, which violations or conflicts would prevent, enjoin or materially delay the consummation of the Repurchase or the Notes Issuance, or (iii) result in a violation or breach of any provision of, or constitute (with or without the giving of notice or the lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under any material agreement, undertaking, commitment or obligation to which the Issuer, the Guarantors or any of their Affiliates is a party, or by which any of their respective assets or properties are subject or bound, which violations, breaches, defaults, terminations, cancellations or accelerations would prevent, enjoin or materially delay the consummation of the Repurchase or the Notes Issuance.

Section 5.6                                    Class of Notes and Guarantees.  When the Notes and the Guarantees are issued and delivered pursuant to this Agreement, the Notes and the Guarantees will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Issuer or any Guarantor that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a U.S. automated inter-dealer quotation system.

Section 5.7                                    Exemption from the Securities Act.  Assuming the accuracy of the Seller’s representations and warranties in Section 4.7, it is not necessary, in connection with the offer, sale and delivery of the Notes hereunder, to register the Notes Issuance (including the issuance of the Guarantees) under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

Section 5.8                                    No General Solicitation.  None of the Issuer, the Guarantors nor any of their Affiliates has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act.

Section 5.9                                    No Integrated Securities.  None of the Issuer, the Guarantors nor any of their Affiliates has sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, and each of the Issuer and the Guarantors agree not to sell, offer for sale, solicit officers to buy or otherwise negotiate in respect of, directly or through any agent, any security that is or will be integrated with the sale of the Notes in a manner that would require registration of the Commission.

Section 5.10                             No Stabilization or Manipulation.  None of the Issuer, the Guarantors nor any of their Affiliates has taken, and each will not take, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Issuer or the Guarantors in connection with the Repurchase and the Notes Issuance, as the case may be.

ARTICLE 6
COVENANTS

Section 6.1                                    Commercially Reasonable Efforts; Other Action.

(a)                                 From the date hereof through the Closing or earlier termination of this Agreement, each of the Parties agrees to use their commercially reasonable efforts to take, or cause to be taken, all action and cooperate with each other to promptly do, or cause to be done, all things necessary, proper or advisable, subject to applicable Laws, to consummate and give effect to the Repurchase and the Notes Issuance, as promptly as practicable, including the taking of such actions necessary to satisfy the conditions to Closing set forth in Article 8 that are within the control of such Party.  Notwithstanding the foregoing or anything to the contrary in this Agreement, AerCap and its Affiliates shall not be required to take any action, or omit to take any action, in connection with the Offering except for actions or omissions required by the Registration Rights Agreement, which agreement governs the respective rights and obligations of the Seller and AerCap in connection with the Offering.

(b)                                 From and after the Closing, each of the Parties shall, and shall cause their respective Affiliates and Representatives to, execute and deliver such further agreements and other documents and take such other actions as the other may reasonably request, or as are necessary, proper or advisable, to consummate and give effect to the Repurchase and the Notes Issuance as promptly as practicable; provided that such agreements, documents and actions shall not result in an increase in or addition to the obligations of the Parties beyond those expressly set forth in the Agreement.

Section 6.2                                    Approvals.

(a)                                 Each of the Parties shall use its commercially reasonable efforts to obtain as promptly as reasonably practicable any Governmental Approval that is necessary, proper or advisable (whether so necessary, proper or advisable prior to, at or after the Closing) under this Agreement, or pursuant to applicable Law, to consummate and give effect to the Repurchase and the Notes Issuance.  Each of the Parties shall cooperate with the reasonable requests of the other Party in seeking to obtain as promptly as reasonably practicable any such Governmental Approval.

(b)                                 Without limiting the generality of the foregoing, the Parties shall each promptly make all filings and notifications with all Persons that may be or may become reasonably necessary, proper or advisable under this Agreement, or pursuant to applicable Law, to consummate and give effect to the Repurchase and the Notes Issuance.

(c)                                  Each of the Parties shall promptly notify the other of any communication it or any of its Affiliates or its or their respective Representatives receives from any Governmental Authority relating to any required Governmental Approval.  The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing.

Section 6.3                                    Public Announcement.  The Parties, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the Offering, the Repurchase or the Notes Issuance, as the case may be, and the Party issuing such press release or making such public statement shall give reasonable consideration to all such comments.  The foregoing shall not apply after the Closing or the earlier termination of this Agreement to any press release or other public statement made by any of the Parties or their respective Affiliates which (a) does not contain any further information with respect to the Offering, the Repurchase or the Notes Issuance to that which has been previously announced or made public in accordance with the terms of this Section 6.3 or (b) is made in the ordinary course of business and does not relate specifically to the Offering, the Repurchase or the Notes Issuance.

Section 6.4                                    Taxes.

(a)                                 Notwithstanding any other provision of this Agreement or any other agreement to the contrary, the Issuer and the Guarantors shall pay, and shall indemnify, defend and hold harmless the Seller from and against, any sales, use, transfer, excise, value-added, stamp, issuance or similar Taxes imposed by any non-U.S. jurisdiction or taxing authority on or with respect to the Repurchase or the Notes Issuance, or the execution, delivery, satisfaction or enforcement of this Agreement, in each case other than any such taxes imposed solely as a result of a present or former connection between the Seller and such jurisdiction or taxing authority, which shall be borne entirely by Seller.

(b)                                 The Issuer shall, for U.S. federal income tax purposes, treat (i) the Notes as issued with an “issue price” equal to two-thirds of the aggregate fair market value, as of the Closing Date, of the Repurchase Shares and as not subject to the rules applicable to “contingent payment debt instruments” and (ii) the likelihood that the Issuer will exercise its right to defer interest payments on the Notes as “remote”.

Section 6.5                                    No Other Transactions.  Prior to the earlier of the Closing and the termination of this Agreement, the Seller shall not sell, transfer or dispose of or agree to sell, transfer or dispose of any AerCap Shares except pursuant to the Offering and the Repurchase.

ARTICLE 7
WAIVERS AND AGREEMENTS

Section 7.1                                    Shareholders’ Agreement.

(a)                                 Pursuant to Section 7.7 of the Shareholders’ Agreement, AerCap, the Seller and AIGCC hereby agree to waive (subject to Article 9) Section 3.1(a) of the Shareholders’ Agreement solely to the extent necessary to permit the Offering and the Repurchase.

(b)                                 Pursuant to Section 7.7 of the Shareholders’ Agreement, AerCap, effective upon the consummation of the Repurchase and the Offering, the Seller and AIGCC hereby agree to amend the definition of “Voting Agreement Period” in Section 1.1 of the Shareholders’ Agreement by replacing “twenty-four and nine-tenths percent (24.9%)” with “nineteen and nine-tenths percent (19.9%).”

(c)                                  Pursuant to Section 7.7 of the Shareholders’ Agreement, AerCap, effective upon the consummation of the Repurchase and the Offering, the Seller and AIGCC hereby agree to replace the definition of “Voting Agreement Period Voting Shares” in Section 1.1 of the Shareholders’ Agreement in its entirety with the following: “‘Voting Agreement Period Voting Shares’ means, at any time of calculation during the Voting Agreement Period, the number of Company Ordinary Shares equal to the product of (a) the quotient of (i) 19.9 divided by (ii) 80.1 times (b) the difference of (i) the total number of Company Ordinary Shares outstanding at such time minus (ii) the total number of Company Ordinary Shares Beneficially Owned by the Investors (collectively) at such time.”

(d)                                 Pursuant to Section 7.7 of the Shareholders’ Agreement, AerCap, the Seller and AIGCC hereby agree to replace the proviso of Section 2.1(a) of the Shareholders’ Agreement in its entirety with the following: “provided that the Company shall not enter into an agreement with any other Person giving such Person the exercisable right to designate more than two (2) directors to the Board.”

(e)                                  Except as expressly set forth in this Section 7.1, the Shareholders’ Agreement remains in full force and effect in accordance with its terms.

Section 7.2                                    Registration Rights Agreement.

(a)                                 Pursuant to Section 13(e) of the Registration Rights Agreement, AerCap and the Seller hereby agree to waive (subject to Article 9) Section 1(g)(ii)of the Registration Rights Agreement solely to the extent necessary to permit the Offering and the Repurchase.

(b)                                 Pursuant to Section 13(e) of the Registration Rights Agreement, effective upon the consummation of the Repurchase and the Offering, AerCap and the Seller hereby agree to amend Section 1(g)(i) of the Registration Rights Agreement by replacing “120 days” with “60 days”.

(c)                                  AerCap acknowledges that, with respect to the Offering, this Agreement constitutes delivery of notice of the Seller to AerCap pursuant to Section 1(e) of the Registration Rights Agreement.

(d)                                 Except as expressly set forth in this Section 7.2, the Registration Rights Agreement remains in full force and effect in accordance with its terms.

Section 7.3                                    Revolving Credit Agreement.  AerCap, AerCap Ireland Capital and the subsidiary guarantors under the Revolving Credit Agreement agree, upon consummation of the Repurchase and the Notes Issuance, to reduce the commitment under the Revolving Credit Agreement in an amount equal to the principal amount of the Notes issued hereunder, in accordance with Section 4.1 of the Revolving Credit Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1                                    Conditions to the Obligations of Each Party.  The obligations of each of the Seller, the Issuer and the Guarantors to consummate the Repurchase and the

Notes Issuance are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing upon the mutual agreement of AerCap and the Seller:

(a)                                 Each of AerCap and the Seller shall be reasonably satisfied that all conditions to the consummation of the Offering have been satisfied (or waived) in accordance with the underwriting agreement for the Offering and that the consummation of the Offering will occur pursuant to the underwriting agreement for the Offering promptly following the Closing.

(b)                                 (i) No Order by any Governmental Authority of competent jurisdiction shall be in effect, and (ii) there shall be no Law enacted, issued, promulgated, enforced or entered that, in either case, enjoins, prohibits or makes illegal the consummation of the Repurchase or the Notes Issuance.

(c)                                  No material Action challenging this Agreement, the Repurchase or the Notes Issuance seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person and be pending, which in the reasonable judgment of AerCap or the Seller, may reasonably be expected to cause AerCap or the Seller or any of their Affiliates to incur or suffer any material loss, claim, damage, cost, liability or expense (or Action in respect thereof), including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action.

Section 8.2                                    Conditions to the Obligations of the Issuer and the Guarantors.  The obligations of the Issuer and the Guarantors to consummate the Notes Issuance and of AerCap to consummate the Repurchase are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by AerCap:

(a)                                 The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time (except those representations and warranties that are made as of or refer to a specific date need be true and correct only as of such date).

(b)                                 The Seller shall have performed or complied with, in each case, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.

(c)                                  The Seller shall have delivered to AerCap a certificate, dated as of the Closing Date, executed on behalf of the Seller by an authorized executive officer thereof, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.

Section 8.3                                    Conditions to the Obligations of the Seller.  The obligation of the Seller to consummate the Repurchase and the Notes Issuance is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Seller:

(a)                                 The representations and warranties of the Issuer and the Guarantors contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time (except those representations and warranties that are made as of or refer to a specific date need be true and correct only as of such date).

(b)                                 The Issuer and the Guarantors shall have performed or complied with, in each case, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by them at or before the Closing.

(c)                                  The Issuer and the Guarantors shall have delivered to the Seller a certificate, dated as of the Closing Date, executed by authorized executive officers thereof, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled.

(d)                                 Pursuant to Section 4.1 of the Revolving Credit Agreement, the Seller shall have received notice from AerCap and AerCap Ireland Capital stating that the amount of the commitment under the Revolving Credit Agreement shall, upon consummation of the Repurchase and the Notes Issuance, be reduced in an amount equal to the aggregate principal amount of the Notes issued hereunder.

(e)                                  Cravath, Swaine & Moore LLP shall have furnished to the Seller its written opinion, as New York counsel to the Issuer and the Guarantors, relating to the Notes Issuance and addressed to the Seller and dated the Closing Date, substantially in the form agreed among the Parties hereto.

(f)                                   NautaDutilh N.V. shall have furnished to the Seller its written opinion, as Dutch counsel to AerCap and AerCap Aviation, relating to the Notes Issuance and addressed to the Seller and dated the Closing Date, substantially in the form agreed among the Parties hereto.

(g)                                  McCann FitzGerald shall have furnished to the Seller its written opinion, as Irish counsel to AerCap Ireland Capital and AerCap Ireland Limited, relating to the Notes Issuance and addressed to the Seller and dated the Closing Date, substantially in the form agreed among the Parties hereto.

(h)                                 Morris, Nichols, Arsht & Tunnell LLP shall have furnished to the Seller its written opinion, as Delaware counsel to AerCap Global Aviation Trust and AerCap U.S. Global Aviation LLC, relating to the Notes Issuance and addressed to the Seller and dated the Closing Date, substantially in the form agreed among the Parties hereto.

(i)                                     Buchalter Nemer, a Professional Corporation, shall have furnished to the Seller its written opinion, as California counsel to International Lease Finance Corporation, relating to the Notes Issuance and addressed to the Seller and dated the Closing Date, substantially in the form agreed among the Parties hereto.

(j)                                    Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) downgrading shall have occurred in the rating accorded the debt securities of the Issuer or the Guarantors or any of its subsidiaries by any “nationally recognized statistical rating organization,” as that term is used by the Commission in Section 3(a)(62) under the Exchange Act, or (ii) such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Issuer’s or the Guarantors’ debt securities.

(k)                                 The Notes shall be eligible for clearance and settlement through DTC and CUSIP/ISIN identification numbers issued by Standard & Poor’s CUSIP Service Bureau shall have been obtained for the Notes, and the Seller shall have received appropriate evidence thereof.

(l)                                     The Issuer shall have executed and the Trustee shall have authenticated and delivered a Global Note or Notes and/or certificated definitive securities, in each case, representing the Notes, in form and substance satisfactory to the Seller and as the Seller requests pursuant to Section 3.2.

(m)                             The Issuer and the Guarantors shall have executed and delivered the Notes Registration Rights Agreement, in substantially the form attached as Exhibit A hereto, and the Seller shall have received a copy thereof, duly executed by the Issuer and the Guarantors.

(n)                                 The Issuer, the Guarantors and the Trustee shall have executed and delivered the Indenture, in substantially the form attached as Exhibit B hereto, and the Seller shall have received a copy thereof, duly executed by the Issuer, the Guarantors and the Trustee.

(o)                                 The Issuer and the Trustee shall have executed and delivered the Global Note, in substantially the form attached as Exhibit C hereto, and the Seller shall have received a copy thereof, duly executed by the Issuer and the Trustee.

(p)                                 There shall exist at and as of the Closing Date no condition that would constitute an Event of Default (as defined in the Indenture).

ARTICLE 9
TERMINATION

Section 9.1                                    Termination.  At any time prior to the Closing, this Agreement may be terminated and the Repurchase and the Notes Issuance abandoned:

(a)                                 by the mutual consent of the Seller and AerCap as evidenced in a writing signed by each of the Seller and AerCap; or

(b)                                 by either the Seller or AerCap on or after the Termination Date (as such date may be extended from time to time by mutual agreement in writing of the Seller and AerCap) if the Closing shall not have occurred prior to such date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the party seeking termination if that party has breached any of its obligations under this Agreement, which breach has caused or resulted in the failure of the Closing to occur prior to such date.

Section 9.2                                    Notice of Termination.  In the event of a termination by the Seller or AerCap pursuant to this Article 9, written notice thereof shall promptly be given to the other Parties and the Repurchase and the Notes Issuance shall be abandoned without any further action by any of the Parties.

Section 9.3                                    Effect of Termination.

(a)                                 If this Agreement is terminated and the Repurchase and the Notes Issuance abandoned in accordance with the terms of this Article 9, this Agreement (including the waivers and agreements set forth in Article 7) shall become void and of no further force and effect without any liability on the part of any of the Parties; provided that the provisions of this Article 9, Article 10 and Section 7.1(d) shall survive any termination of this Agreement.

(b)                                 Notwithstanding anything in this Agreement to the contrary, nothing in this Article 9 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement.

ARTICLE 10
MISCELLANEOUS

Section 10.1                             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following respective addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

if to the Issuer or the Guarantors:

AerCap Holdings N.V.

AerCap House

Stationsplein 965

1117 CE Schiphol

The Netherlands

Fax number: +31 20 655 9100

Attention:                 Chief Legal Officer

Head of Corporate Legal

With a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Fax: 212-474-3700

Attention:                 Craig F. Arcella

Keith Hallam

if to the Seller or AIGCC:

American International Group, Inc.

80 Pine Street

New York, New York 10005

United States of America

Fax: 212-770-3500

Attention: General Counsel

With a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Peter J. Loughran, Esq.

Email Address: pjloughran@debevoise.com

Section 10.2                             Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 10.3                             Amendment and Modification; Waiver.  Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of AerCap and the Seller.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.4                             Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with respect to the Repurchase and the Notes Issuance and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Seller and/or its respective Affiliates, on the one hand, and the Issuer and the Guarantors and/or their Affiliates, on the other hand, with respect to the Repurchase and the Notes Issuance.

Section 10.5                             Assignment.  This Agreement shall not be directly or indirectly assigned, delegated, sublicensed or transferred by any Party, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of Law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other Parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

Section 10.6                             No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.7                             Governing Law; Waiver of Jury Trial.

(a)                                 This Agreement, the Repurchase, the Notes Issuance and all transactions contemplated by this Agreement, and all claims and defenses of any nature (including contractual and non-contractual claims and defenses) arising out of or relating to this Agreement, any transaction contemplated by this Agreement, and the formation, applicability, breach, termination or validity of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflicts of law principles that would apply the Law of another jurisdiction, except that Section 7.1 relating to waivers and amendments to the Shareholders’ Agreement shall be governed by and construed in accordance with the laws of the Netherlands without giving effect to any conflict of law principles that would apply the Law of another jurisdiction.

(b)                                 Except as provided in Section 10.7(j), any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or the transactions contemplated by this Agreement or the formation, applicability, breach, termination or validity thereof, shall be finally settled exclusively by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties.  The arbitration shall be conducted by three arbitrators (the “Arbitral Tribunal”).  The arbitration shall be conducted in the English language and the seat of the arbitration shall be New York, New York.

(c)                                  The party or parties initiating arbitration (the “Claimant(s)”) shall nominate an arbitrator in its (their) request for arbitration (the “Arbitration Request”).  The party or parties named as Respondent(s) in the Arbitration Request (the “Respondent(s)”) shall nominate an arbitrator within thirty (30) days of receipt of the Arbitration Request and shall notify the Claimant(s) of such nomination in writing.  If within thirty (30) days of receipt of the Arbitration Request by the Respondent(s), the Respondent(s) has (have) not nominated an arbitrator, then the International Court of Arbitration of the ICC (the “ICC Court”) shall appoint an arbitrator on behalf of the Respondent(s).  The first two arbitrators nominated by the parties or appointed by the ICC Court in accordance with the above shall nominate a third arbitrator within thirty (30) days of the confirmation by the ICC Court (or appointment in accordance with the above) of the arbitrator nominated/appointed on behalf of the Respondent(s).  When the third arbitrator has accepted the nomination, the other two arbitrators shall promptly notify the parties of the nomination.  If the first two arbitrators nominated/appointed fail to nominate a third arbitrator within the thirty (30) days referred to above, the ICC Court shall appoint the third arbitrator and shall promptly notify the parties of the appointment.  The third arbitrator shall act as chair of the Arbitral Tribunal.  Each arbitrator shall be qualified to practice law under the Laws of the State of New York.  An arbitrator shall be deemed to have met these qualifications unless any party objects within fifteen (15) days.

(d)                                 The parties agree that any Award by the Arbitral Tribunal on interim measures shall be fully enforceable as such and an application for interim measures to a court of competent jurisdiction by any party to the arbitration shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate set out in this Section 11.

(e)                                  In order to facilitate the comprehensive resolution of related disputes and to avoid inconsistent decisions in related disputes, upon request of any party to an arbitration proceeding commenced pursuant to this Section 11, any dispute, controversy or claim subsequently noticed for arbitration under the provisions of this Section may be consolidated with the earlier-commenced arbitration proceeding, as determined within the discretion of the Arbitral Tribunal appointed in the first-commenced arbitration proceeding.  The Arbitral Tribunal must not consolidate such arbitrations unless the Arbitral Tribunal determines that (i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party hereto would be prejudiced as a result of such consolidation through undue delay, conflict of interest or otherwise.  If the Arbitral Tribunal and any arbitration tribunal appointed in a subsequent arbitration proceeding disagree as to whether their respective arbitrations should be consolidated there shall be no consolidation.

(f)                                   The ICC Court, any arbitrator, and their agents or Representatives, shall keep confidential and not disclose to any non-party the existence of the arbitration, non-public materials and information provided in the arbitration by another party, and orders or awards made in the arbitration (together, the “Arbitration Confidential Information”).  If a party or an arbitrator wishes to involve in the arbitration a non-party — including a fact or expert witness, stenographer, translator or any other person — the party or arbitrator shall make reasonable efforts to secure the non-party’s advance agreement to preserve the confidentiality of the Arbitration Confidential Information.  Notwithstanding the foregoing, a party may disclose Arbitration Confidential Information to the extent necessary to: (i) prosecute or defend the arbitration or proceedings related to it (including enforcement or annulment proceedings), or to pursue a legal right; (ii) respond to a compulsory order or request for information of a governmental or regulatory body; (iii) make disclosure required by law or by the rules of a securities exchange; (iv) seek legal, accounting or other professional services, or satisfy information requests of potential acquirers, investors or lenders, provided that in each case of any disclosure allowed under the foregoing circumstances (i) through (iv), where possible, the producing party takes reasonable measures to ensure that the recipient preserves the confidentiality of the information provided.  The Arbitral Tribunal may permit further disclosure of Arbitration Confidential Information where there is a demonstrated need to disclose that outweighs any party’s legitimate interest in preserving confidentiality.  This confidentiality provision survives termination of this Agreement and of any arbitration brought pursuant to this Agreement.  This confidentiality provision may be enforced by an arbitral tribunal or any court of competent jurisdiction, and an application to a court to enforce this provision shall not waive or in any way derogate from the agreement to arbitrate set out in this Section 11.

(g)                                  If there is any dispute as to whether a dispute, controversy or claim is subject to arbitration, the Arbitral Tribunal shall have jurisdiction to decide the same.

(h)                                 The agreement to arbitrate under this Section 11 shall be specifically enforceable.  Any Award rendered by the Arbitral Tribunal shall be in writing and shall be final and binding upon the parties, and may include an award of costs, including reasonable legal fees and disbursements, to the prevailing party.  The parties undertake to carry out any Award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 insofar as such waiver can validly be made.  Judgment upon any Award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets and, to the maximum extent permitted by Law, the parties agree that any court of competent jurisdiction in which enforcement of the Award is sought shall have power to enforce the relief awarded by the Arbitral Tribunal, regardless of whether such relief is characterized as legal, equitable or otherwise.

(i)                                     Except as provided in Section 10.7(j), each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts located in New York, New York for enforcing the Parties’ agreement to arbitrate, enforcing any arbitration Award or obtaining or enforcing interim measures (including injunctive relief).  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY IN ANY COURT OF COMPETENT JURISDICTION IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)                                    Notwithstanding anything to the contrary in this Section 10.7, any dispute, controversy or claim arising out of or in connection with, or relating to, Section 7.1 or the formation, applicability, breach, termination or validity thereof, shall in the first instance be settled by the courts of Amsterdam, The Netherlands.

Section 10.8                             Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 10.9                             Counterparts.  This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

Section 10.10                      Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement, the Repurchase and the Notes Issuance shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.11       Specific Performance.  (a) The Parties hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) it is accordingly agreed that, without the necessity of posting bond or other undertaking, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity and (c) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AERCAP HOLDINGS N.V.

By:	/s/ Marnix den Heijer	/s/ Johan-Willem Dekkers
Name: Marnix den Heijer		Johan-Willem Dekkers
Title: Authorised Signatory		Authorised Signatory

AERCAP IRELAND CAPITAL LIMITED

By:	/s/ Tom Kelly
Name: Tom Kelly
Title: Director

AERCAP GLOBAL AVIATION TRUST

By:	/s/ Ian Sutton
Name: Ian Sutton
Title: CFO Executive in Amsterdam, The Netherlands

AERCAP AVIATION SOLUTIONS B.V.

By:	/s/ Keith Helming	/s/ Gordon J. Chase
Name: Keith Helming		Gordon J. Chase
Title: Director		Director

AERCAP IRELAND LIMITED

By:	/s/ Tom Kelly
Name: Tom Kelly
Title: Director

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Erwin Den Dikken
Name: Erwin Den Dikken
Title: CEO

[Signature Page to Share Repurchase Agreement]

AERCAP U.S. GLOBAL AVIATION LLC

By:	/s/ Tom Kelly
Name: Tom Kelly
Title: Director

[Signature Page to Share Repurchase Agreement]

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Brian T. Schreiber
Name: Brian T. Schreiber
Title: Executive Vice President and Chief Strategy Officer

[Signature Page to Share Repurchase Agreement]

AIG CAPITAL CORPORATION

By:	/s/ Ed Holmes
Name: Ed Holmes
Title: General Counsel

[Signature Page to Share Repurchase Agreement]

Exhibit A

Form of Notes Registration Rights Agreement

Exhibit B

Form of Indenture

Exhibit C

Form of Global Note